Exhibit 99.1

Ionis announces appointment of Joan E. Herman to its board of directors

Carlsbad, Calif., June 12, 2019 – Ionis Pharmaceuticals, Inc. (Nasdaq: IONS), the leader in RNA-targeted therapeutics, today announced the appointment of a new member to its board of directors effective immediately – Joan E. Herman, MBA, MS, president and chief executive officer of Herman and Associates, LLC. With the appointment of Ms. Herman, the Ionis board of directors increases to 12 members.

“We are pleased to welcome Joan Herman to the Ionis board. She joins Ionis at an exciting time as we celebrate our 30-year anniversary with three commercial medicines and an industry-leading pipeline of more than 40 medicines, many with blockbuster potential,” said Stanley T. Crooke, M.D, Ph.D., Ionis founder, chief executive officer, and chairman of the board. “Joan’s distinguished career in the healthcare industry, along with her extensive experience in business operations and development make her an outstanding addition to our board.”

Ms. Herman is currently president and CEO of Herman & Associates, a management consulting firm that specializes in advising private equity firms investing in healthcare. She has deep experience leading healthcare and payor companies, serving in several executive positions at Anthem (formerly WellPoint), including as president and CEO of the Consumer Business unit, president and CEO of the Specialty, Senior and State Sponsored Business and group president, Senior and Specialty Businesses. Ms. Herman also served as a senior vice president of Phoenix Life Insurance Company. Ms. Herman currently serves on the board of directors for Encompass Health (formerly HealthSouth) and previously served on the boards of both Convergys and AARP Services, Inc. She has earned degrees from Barnard College, Columbia University (summa cum laude, BS Mathematics), Yale University (MS) and Western New England University (MBA).

ABOUT IONIS PHARMACEUTICALS, INC.
As the leader in RNA-targeted drug discovery and development, Ionis has created an efficient, broadly applicable, drug discovery platform called antisense technology that can treat diseases where no other therapeutic approaches have proven effective. Our drug discovery platform has served as a springboard for actionable promise and realized hope for patients with unmet needs. We created the first and only approved treatment for children and adults with spinal muscular atrophy as well as the world's first RNA-targeted therapeutic approved for the treatment of polyneuropathy in adults with hereditary transthyretin amyloidosis. Our sights are set on all the patients we have yet to reach with a pipeline of more than 40 novel medicines designed to treat a broad range of diseases including cardiovascular diseases, neurological diseases, infectious diseases, pulmonary diseases and cancer.

To learn more about Ionis follow us on twitter @ionispharma or visit www.ionispharma.com.

Ionis Pharmaceuticals Investor Contact:
D. Wade Walke, Ph.D.
Vice President, Investor Relations
760-603-2741

Ionis Pharmaceuticals Media Contact:
Roslyn Patterson
Vice President, Corporate Communications
760-603-2681